UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

July 21, 2005

Commission file number: 333-104141

REMINGTON ARMS COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware                             51-0350935

(State or other jurisdiction of incorporation or organization)                          (I.R.S. Employer Identification No.)

870 Remington Drive

P.O. Box 700

Madison, North Carolina 27025-0700

(Address of principal executive offices)

(Zip Code)

(336) 548-8700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4c under the Exchange Act (17 CFR 240.13e-4c)

This Form 8-K has 3 pages

ITEM 4.02(a) Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

        On July 15, 2005 through discussions by management and the audit committee, Remington Arms Company, Inc. (the “Company”) determined that an error existed in the calculation of its health care accrual included in previously issued financial statements. The error resulted from the use of inaccurate data and methodologies in calculating the health care accrual. The error resulted in the Company’s health care accrual being understated by approximately $0.7 million and $0.6 million as of December 31, 2004 and March 31, 2005, respectively. The resulting impact on prior period operations from the correction of this error is to decrease the Company’s operating income in 2002 by $0.4 million and decrease the Company’s operating loss in 2003, 2004, and the first quarter 2005 by $0.1 million, $0.2 million, and $0.1 million, respectively. The adjustments do not affect reported revenue or cash flow and does not impact the Company’s compliance with the financial covenants under its credit facility for such periods.

        As a result of the foregoing, on July 15, 2005, the Company’s management and audit committee concluded that the Company’s previously reported 2003 and 2004 annual financial statements, included in the Company’s 2004 annual report on Form 10-K, and the Company’s previously reported 2004 and 2005 quarterly financial statements, which were included in the Company’s quarterly reports on Form 10-Q filed with respect to such periods, should no longer be relied upon and will accordingly be restated. The Company will file a Form 10-K/A for the year ended December 31, 2004 and Forms 10-Q/A for the quarters ended June 30, 2004, September 30, 2004, and March 31, 2005 in order to restate its prior filings, and expects to make such filings concurrently with or prior to the filing of its 2005 second quarter Form 10-Q.

        The foregoing has been discussed with our independent registered public accounting firm.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

REMINGTON ARMS COMPANY, INC.

/s/ MARK A. LITTLE
Mark A. Little

Executive Vice President, Chief Financial
Officer and Chief Administrative Officer
(Principal Financial Officer)

July 21, 2005